The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-123780

SUBJECT TO COMPLETION. DATED NOVEMBER 14, 2005

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 10, 2005)

$350,000,000

Consolidated Edison Company of New York, Inc.

        % Debentures, Series 2005 C due 2015

This is a public offering by Consolidated Edison Company of New York, Inc. of $350,000,000 of Series 2005 C Debentures due December 15, 2015.

Interest on the Debentures is payable on June 15, 2006 and thereafter semi-annually on June 15 and December 15 in each year. We may redeem some or all of the Debentures at any time as described in this prospectus supplement.

The Debentures will be unsecured obligations and rank equally with our other unsecured debt securities that are not subordinated obligations. The Debentures will be issued only in registered form in denominations of $1,000 or an integral multiple thereof.

Investing in the Debentures involves risks. See “ Risk Factors” on page S-3 of this prospectus supplement and page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Debenture	Total
Initial Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds, before expenses, to the Company	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Debentures will accrue from November 16, 2005 and must be paid by the purchaser if the Debentures are delivered after November 16, 2005.

The underwriters expect to deliver the Debentures to purchasers through The Depository Trust Company on or about November 16, 2005.

Joint Book-Running Managers

Credit Suisse First Boston	Merrill Lynch & Co.	Morgan Stanley

Co-Managers

Barclays Capital	BNY Capital Markets, Inc.	KeyBanc Capital Markets

Loop Capital Markets, LLC		The Williams Capital Group, L.P.

November     , 2005

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus (the “prospectus”). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

IN THIS PROSPECTUS SUPPLEMENT, THE “COMPANY” AND “CON EDISON OF NEW YORK,” “WE,” “US” AND “OUR” REFER TO CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.   IN ADDITION, WE REFER TO THE         % DEBENTURES, SERIES 2005 C DUE 2015 AS THE “DEBENTURES.”

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained or incorporated by reference in this prospectus supplement and the prospectus before making a decision to invest in our debt securities. See “Where You Can Find More Information,” below. Our business is influenced by many factors that are difficult to predict, often beyond our control and involve uncertainties that may materially affect our actual operating results, cash flows and financial condition. Risk factors that may affect us and the value of the debt securities include those described under “Risk Factors” on page 3 of the prospectus. Additional risk factors include:

We Operate Energy Facilities in Proximity to the Public – We provide electricity, gas and steam service using energy facilities that are located either in, or close to, public places. A failure of, or damage to, these facilities could result in bodily injury or death, property damage, the release of hazardous substances or extended service interruptions. If this happens, we could incur substantial liability, higher costs and increased regulatory requirements. We have training, operating, security, maintenance and capital programs, which we believe are adequate to provide for the safe and reliable operation of our energy facilities.

Energy Market Prices Have Increased Significantly – The market prices of electricity and gas have risen significantly in 2005. The impact of higher energy market prices on us is mitigated by our energy management policies and rate provisions pursuant to which we recover energy supply costs. However, higher energy market prices are resulting in significant increases in energy costs billed to customers which could result in decreased energy usage. If this were to occur, we would have decreased revenues for energy delivery.

THE COMPANY

The Company, incorporated in New York State in 1884, is a subsidiary of Consolidated Edison, Inc. Our principal executive offices are located at 4 Irving Place, New York, New York 10003. Our telephone number is (212) 460-4600.

The Company provides electric service in all of New York City (except part of Queens) and most of Westchester County, an approximately 660 square mile service area with a population of more than nine million. We also provide gas service in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in parts of Manhattan.

USE OF PROCEEDS

We anticipate using the net proceeds received by us from the sale of the Debentures for general corporate purposes, including repayment of short-term debt bearing interest at variable rates and funding of construction expenditures. We may also use a portion of the net proceeds, along with other Company funds, to repay our $350 million aggregate principal amount of 6.625% Debentures, Series 2000 C that mature in December 2005.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Con Edison of New York’s ratio of earnings to fixed charges for the periods indicated:

Nine Months Ended September 30, 2005	Year Ended December 31,
	2004	2003	2002	2001	2000
4.0	3.1	3.4	3.4	3.7	3.2

The ratio of earnings to fixed charges has been computed based upon net income plus income tax and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and a reasonable approximation of the interest component of rentals.

DESCRIPTION OF DEBENTURES

General

The Debentures will mature on December 15, 2015. We may redeem the Debentures prior to maturity as set forth below. Additional information describing the Debentures and the Indenture under which they are to be issued is included in “Description of Securities” in the prospectus.

Interest

We will pay interest on the Debentures at the rate per annum stated on the first page of this prospectus supplement. Interest will accrue from November 16, 2005 or from the most recent interest payment date to which interest has been paid. Interest is payable on June 15, 2006 and thereafter semi-annually on June 15 and December 15 in each year to holders of record at the close of business on the last day, whether or not a business day, of the calendar month next preceding such interest payment date, except as otherwise provided in the Indenture.

Redemption at Our Option

We may redeem the Debentures in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Debentures being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus      basis points, plus, in either case, accrued interest on the principal amount being redeemed to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Debentures being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, their respective successors, and one other primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”) selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of Debentures to be redeemed.

Unless we default in payment of the redemption price, on or after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

Modification of the Indenture

The Indenture was amended and supplemented by a Second Supplemental Indenture, dated June 23, 2005, between us and the Trustee, to clarify that it is we who must observe any conditions, limitations or restrictions added to the Indenture by a supplemental indenture without the consent of the holders.

Book-Entry Only

The Depository Trust Company (the “Depositary”), New York, NY, will act as securities depository for the Debentures. The Debentures will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee) or such other name as may be requested by an authorized representative of the Depositary. One fully-registered Debenture certificate (the “Global Security”) will be issued for the Debentures, in the aggregate principal amount, and will be deposited with the Trustee on behalf of the Depositary.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary.

The Depositary holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that the Depositary’s participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of the Depositary and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The Depositary has Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., highest rating: AAA. The Depositary’s Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about the Depositary can be found at www.dtcc.com and www.dtc.org.

Purchases of the Debentures under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the Debentures on the Depositary’s records. The ownership interest of each actual purchaser of each Debenture, or beneficial owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

To facilitate subsequent transfers, all Debentures deposited by Direct Participants with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized Representative of the Depositary. The deposit of the Debentures with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Debentures; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to its participants and by its participants to persons, including beneficial owners, that hold interests through such Direct or Indirect Participants will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor its nominee will consent or vote with respect to the Debentures. Under its usual procedures, the Depositary mails an omnibus proxy to the Company as soon as possible after the record date. The proxy assigns the nominee’s consenting or voting rights to those participants to whose accounts the Debentures are credited on the record date.

Redemption notices shall be sent to the Depositary. If less than all of the Debentures are being redeemed, the Depositary’s practice is to determine by lot the amount of each participant’s interest in the issue to be redeemed.

Payments on the Debentures will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts upon the Depositary’s receipt of funds and corresponding detailed information from the Company, the Trustee or any paying agent or the registrar for the Debentures, on the payable date in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not of the Depositary or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of the Company, disbursement of such payments to Direct Participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company, the Company will issue Debentures in definitive form in exchange for the entire Global Security representing such Debentures. In such event, an owner of a beneficial interest in such Global Security will be entitled to physical delivery in definitive form of Debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations that are integral multiples of $1,000.

UNDERWRITING

Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, are acting as joint book-running managers of the offering and representatives of the underwriters named below (the “underwriters”). Subject to the terms and conditions contained in the underwriting agreement between us and the underwriters, we have agreed to sell the Debentures to the underwriters, and the underwriters have severally agreed to purchase the Debentures, in the respective principal amounts of the Debentures set forth after their names below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Debentures if any are purchased.

Underwriter	Principal Amount of Series 2005 C Debentures
Credit Suisse First Boston LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
BNY Capital Markets, Inc.
KeyBanc Capital Markets, a division of McDonald Investments Inc.
Loop Capital Markets, LLC
The Williams Capital Group, L.P.

Total	$

The underwriters are offering the Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised the Company that they propose to offer the Debentures directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and may offer the Debentures to certain securities dealers at such price less a concession not to exceed         % of the principal amount of the Debentures. The underwriters may allow, and such dealers may reallow, a concession not to exceed         % of the principal amount of the Debentures, to certain brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

The Debentures are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Debentures on any national securities exchange or for quotation of the Debentures on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Debentures after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Debentures or that an active public trading market for the Debentures will develop. If an active public trading market for the Debentures does not develop, the market price and liquidity of the Debentures may be adversely affected.

In connection with this offer, Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, on behalf of the underwriters, may purchase and sell Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater total principal amount of Debentures than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while this offering is in progress.

The underwriters also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting discount because the underwriters have repurchased Debentures sold by or for the account of that underwriter in stabilizing or short covering the transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Company expects to have an estimated $                 of expenses in connection with this offering.

Certain of the underwriters and their affiliates have and are engaged in, and may in the future engage in, various general financing and banking transactions with us and our affiliates, including participating in our revolving credit arrangements.

Certain of the underwriters will make Debentures available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between certain of the underwriters and their customers and is not a party to this offering. MarketAxess Corporation, a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions conducted through the system. Certain of the underwriters will make Debentures available to customers through Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” into this prospectus supplement and prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be an important part of this prospectus supplement and prospectus and should be read with the same care. Information that we file later with the Commission that is incorporated by reference into this prospectus supplement and prospectus will automatically update and supersede this information. We are incorporating by reference into this prospectus supplement and prospectus the following documents that we have filed with the Commission and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities described in this prospectus supplement and prospectus is completed, provided, however, that we are not incorporating any information deemed furnished and not filed in any Current Report on Form 8-K:

•	Con Edison of New York’s Annual Report on Form 10-K for the year ended December 31, 2004;

•	Con Edison of New York’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005; and

•	Con Edison of New York’s Current Reports on Form 8-K, dated January 24, 2005, March 7, 2005, April 14, 2005, May 16, 2005, May 25, 2005, June 20, 2005 and July 21, 2005.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison Company of New York, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-4502).

PROSPECTUS

Consolidated Edison Company of New York, Inc.

Debt Securities

We may offer and sell up to $2,150,000,000 of our unsecured debt securities. We will establish the specific terms of each series of our debt securities, their offering prices and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement. You should read this prospectus and the related supplement before you invest in our debt securities.

Investing in our securities involves risks. See “ Risk Factors” beginning on page 3 of this Prospectus.

These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We will offer and sell our debt securities through one or more underwriters. We will set forth in the related prospectus supplement the name of the underwriters, the discount or commission received by the underwriters from us as compensation, our other expenses for the offering and sale of the debt securities, and the net proceeds we receive from the sale. See “Plan of Distribution.”

The date of this Prospectus is May 10, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission using a “shelf” registration process. By using this process, we may offer up to a total dollar amount of $2,150,000,000 of our debt securities in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

References in this prospectus to the terms “we,” “us” or other similar terms mean Consolidated Edison Company of New York, Inc., unless the context clearly indicates otherwise. We are also referred to in this prospectus as Con Edison of New York.

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in our debt securities. See “Where You Can Find More Information,” below. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. Risk factors that may affect us and the value of the debt securities include:

Our Revenues And Results of Operations Reflect Regulatory Actions—We have rate plans approved by the New York State Public Service Commission (“PSC”) that cover the prices we can charge our customers. The prices generally may not be changed during the specified terms of the rate plans other than for the recovery of energy costs and limited other exceptions. The rate plans include earnings adjustments for meeting or failing to meet certain standards. Certain of the plans require action by the PSC at their expiration dates, which may include approval of new plans with different provisions. The PSC may also take actions affecting the company outside of the framework of the approved rate plans.

We Purchase The Energy We Sell To Customers—We purchase substantially all of the energy we sell to our customers. A disruption or delay in our energy supply arrangements could adversely affect our ability to meet our customers’ energy needs and our results of operations. We have policies to manage the economic risks related to energy supply, including related hedging transactions and the risk of a counterparty’s non-performance. We generally recover our prudently incurred fuel, purchased power and gas costs, including the cost of hedging transactions, in accordance with rate provisions approved by the PSC.

We Have A Substantial Ongoing Construction Program—We estimate that our construction expenditures will exceed $1.5 billion in each of the next three years. The ongoing construction program includes large energy transmission and distribution system projects. The failure to complete these projects in a timely manner could adversely affect our ability to meet our customers’ growing energy needs with the high level of reliability that we currently provide. We expect to use internally-generated funds and external financing to fund the construction expenditures. Changes in capital market conditions or in our credit ratings could adversely affect our ability to raise money. These ratings impact our cost of funds. A securities rating is subject to revision or withdrawal at any time by the assigning rating organization.

Our Financial Statements Reflect the Application of Critical Accounting Policies—The application of our critical accounting policies reflects complex judgments and estimates. These policies, which are described in our Annual Report on Form 10-K, include industry specific accounting applicable to regulated public utilities and accounting for pensions and other post-retirement benefits, contingencies and long-lived assets. New generally accepted accounting policies or changes to current accounting policies or interpretations of such policies that affect our financial statements may be adopted by the relevant accounting authorities.

Our Parent Company Is Engaged In A Material Legal Proceeding With Northeast Utilities—In 2001, our parent company, Consolidated Edison, Inc., sued Northeast Utilities to recover damages from their breach of our parent company’s merger agreement with them and to seek the court’s declaration that our parent company had no further obligations under the merger agreement. Northeast Utilities alleges our parent company breached the merger agreement and is pursuing a counter-claim against our parent company for damages in excess of $1.2 billion. There are also claims by purported classes of Northeast Utilities shareholders seeking damages from our parent company that are believed to be substantially duplicative of those sought by Northeast Utilities.

We Are Exposed To Material Liabilities Relating To Hazardous Substances—Hazardous substances, such as asbestos, polychlorinated biphenyls (PCBs) and coal tar, have been used or produced in the course of our operations and are present on properties or in facilities and equipment currently or previously owned by us. The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and similar state statutes impose joint and several liability, regardless of fault, upon generators of hazardous substances for investigation and remediation costs (which includes costs of demolition, removal, disposal, storage, replacement, containment and monitoring) and environmental damages. Liability under these laws can be material and may be imposed for contamination from past acts, even though such past acts may have been lawful at the time they occurred.

We Are Subject To Extensive Government Regulation—Our operations are subject to extensive federal and state regulation and require numerous permits, approvals and certificates from various federal, state and local governmental agencies. We may be subject to new laws or regulations or the revision or reinterpretation of existing laws or regulations.

We Are Exposed to Risks That Are Beyond Our Control—Our results of operations can be affected by changes in the weather, which directly influences the demand for electricity, gas and steam and can affect the price of energy commodities. The cost of repairing damage to our facilities and the potential disruption of their operations due to storms, natural disasters, wars, terrorist acts and other catastrophic events could be substantial. The occurrence or risk of occurrence of future terrorist attacks or related acts of war could also adversely affect the New York or United States economy. A lower level of economic activity for these or other reasons could result in a decline in energy consumption, which could adversely affect our revenues and earnings and limit our future growth prospects.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We file such reports, proxy statements and other information through the Commission’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the Commission’s Web site (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office, 233 Broadway, Suite 1300, New York, New York 10279, and at its Midwest

Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the Commission at 1-800-SEC-0330. In addition, you may inspect such material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Commission allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be an important part of this prospectus and should be read with the same care. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the Commission, all filings pursuant to the Securities Exchange Act of 1934 after the date of this registration statement and prior to its effective date and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities described in this prospectus is completed, provided, however, that we are not incorporating any information deemed furnished and not filed in any Current Report on Form 8-K:

•	Con Edison of New York’s Annual Report on Form 10-K for the year ended December 31, 2004, and

•	Con Edison of New York’s Current Reports on Form 8-K, dated January 24, 2005 and March 7, 2005.

This prospectus is part of a registration statement we have filed with the Commission relating to our debt securities. As permitted by the Commission’s rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the Commission’s Public Reference Section or through its Web site.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison Company of New York, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-4502).

CON EDISON OF NEW YORK

Con Edison of New York, incorporated in New York State in 1884, provides electric service to its approximately 3 million electric customers in New York City (except part of Queens) and most of Westchester County, New York. Con Edison of New York also provides gas service to over one million customers in Manhattan, the Bronx and parts of Queens and Westchester, and steam service in part of Manhattan. All of the outstanding common stock of Con Edison of New York is owned by Consolidated Edison, Inc. (which we refer to herein as Con Edison).

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the debt securities for general corporate purposes, including, among others:

•	Repayment of short term debt,

•	Repurchase, retirement or refinancing of other securities, and

•	Funding of construction expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Con Edison of New York’s ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,
2004	2003	2002	2001	2000
3.1	3.4	3.4	3.7	3.2

The ratio of earnings to fixed charges has been computed based upon net income plus income tax and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and a reasonable approximation of the interest component of rentals.

DESCRIPTION OF SECURITIES

The debt securities are to be issued under an Indenture, dated as of December 1, 1990, between Con Edison of New York and JPMorgan Chase Bank, N.A., (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))), as Trustee (“Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996, (the Indenture, as amended and supplemented, is herein referred to as the “Indenture”), copies of which are included as exhibits to the registration statement of which this prospectus is a part. Con Edison of New York may also enter into one or more additional indentures with other trustees with respect to certain of the debt securities. Any such indenture would contain covenants and other provisions similar to those described below. Reference is made to the prospectus supplement regarding any additional indentures under which debt securities will be issued.

The debt securities will be unsecured general obligations of Con Edison of New York ranking equally and ratably in right of payment with the unsecured debt securities of Con Edison of New York issued under the Indenture that are not subordinated obligations of Con Edison of New York (“Subordinated Securities”) and the unsecured promissory notes of Con Edison of New York issued as collateral for, and in consideration of the net proceeds of, a like amount of tax-exempt revenue bonds issued by New York State Energy Research and Development Authority; provided, however, that if so provided in the prospectus supplement relating to a series of debt securities, the debt securities will be Subordinated Securities.

There is no requirement that future issues of debt securities of Con Edison of New York be issued under the Indenture, and Con Edison of New York will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of securities, in connection with future issues of such other debt securities.

The Indenture does not specifically restrict the ability of Con Edison of New York to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison of New York or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison of New York, the payment of dividends by Con Edison of New York or the acquisition by Con Edison of New York of any of the equity securities of Con Edison or Con Edison of New York. The Indenture also permits Con Edison of New York to merge or consolidate or to transfer its assets, subject to certain conditions (see “Consolidation, Merger and Sale” below). Con Edison of New York must obtain approvals from state and/or federal regulatory bodies to merge or consolidate or, with limited exceptions, to issue securities or transfer assets.

The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

General: The Indenture provides that the debt securities offered and other unsecured debt securities of Con Edison of New York, without limitation as to aggregate principal amount (collectively the “Indenture Securities”), may be issued in one or more series, in each case as authorized from time to time by Con Edison of New York.

Reference is made to the prospectus supplement relating to the debt securities offered for any of the following terms not provided herein:

(1)	the title of the debt securities;

(2)	the aggregate principal amount of the debt securities;

(3)	the percentage of the principal amount representing the price for which the debt securities shall be issued;

(4)	the date or dates on which the principal of, and premium, if any, on the debt securities shall be payable;

(5)	the rate or rates (which may be fixed or variable) at which the debt securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

(6)	if the amount of payments of the principal of, premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

(7)	the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor;

(8)	the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities shall be payable;

(9)	the price or prices at which, the period or periods, if any, within which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Con Edison of New York;

(10)	the obligation, if any, of Con Edison of New York to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

(11)	whether the debt securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

(12)	if other than $1,000 or an integral multiple thereof, the denominations in which the debt securities shall be issued;

(13)	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

(14)	any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the debt securities;

(15)	the provisions, if any, relating to the cancellation and satisfaction of the Indenture with respect to the debt securities prior to the maturity thereof pursuant to Section 12.02 of the Indenture (see “Satisfaction and Discharge of Indenture; Defeasance”);

(16)	the terms, if any, upon which Con Edison of New York may elect not to pay interest on an interest payment date;

(17)	the provisions, if any, relating to the subordination of the debt securities pursuant to Article 15 of the Indenture (see “Subordination”); and

(18)	any other terms of the debt securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

Con Edison of New York may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Trustees, and in an Officer’s Certificate, or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison of New York, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to “reopen” a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see “Global Securities”). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison of New York may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

Subordination: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness to the extent set forth in the next paragraph. (Section 15.01)

In the event (a) of any distribution of assets of Con Edison of New York in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison of New York, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see “Consolidation, Merger and Sale”), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison of New York, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 15.02)

Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 15.03)

“Senior Indebtedness” means all indebtedness of Con Edison of New York for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. Senior Indebtedness does not include customer deposits or other amounts securing obligations of others to Con Edison of New York. (Section 15.01)

The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison of New York may issue. As of December 31, 2004, approximately $5.8 billion of Senior Indebtedness was outstanding.

Redemption: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison of New York. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed. (Section 3.02)

Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison of New York anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary (“participants”). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison of New York, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Con Edison of New York expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison of New York also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name,” and will be the responsibility of such participants.

If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison of New York within 90 days, Con Edison of New York will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison of New York may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison of New York so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison of New York and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person’s beneficial interest in the Global Security. The rules of the Depository Trust Company (“DTC”), which serves as the Depository for all of Con Edison’s outstanding Indenture Securities, provide that DTC will not effectuate withdrawals of securities from DTC’s book-entry system based upon a request from the issuer.

Payments and Paying Agents: Payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York, 101 Barclay Street, Stock Transfer Division, New York, New York 10286. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York, or by a check mailed to each holder of an Indenture Security at such holder’s registered address.

All moneys paid by Con Edison of New York to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison of New York and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison of New York for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Consolidation, Merger and Sale: The Indenture permits Con Edison of New York, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its assets as an entirety or substantially as an entirety to any person, provided that: (i) the Successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the Successor assumes Con Edison of New York’s obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see “Default and Certain Rights on Default”) and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison of New York.

Modification of the Indenture: The Indenture contains provisions permitting Con Edison of New York and the Trustee, without the consent of the holders of the Indenture Securities, to establish, among other things, the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures and to modify the Indenture in certain limited respects and, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series, or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

(i)	failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

(ii)	failure to pay principal or premium, if any, when due on any Indenture Security of such series;

(iii)	failure to perform any other covenant of Con Edison of New York in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

(iv)	certain events of bankruptcy, insolvency or reorganization; and

(v)	any other Event of Default as may be specified for such series. (Section 6.01)

The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder, but the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder’s Indenture Securities when due shall not be impaired. (Section 6.04)

The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (see Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the happening thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

Con Edison of New York is required to deliver to the Trustee each year an Officers’ Certificate stating whether such officers have obtained knowledge of any default by Con Edison of New York in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison of New York as if it were not Trustee under the Indenture. (Section 7.04)

JPMorgan Chase Bank, N.A., which is the Trustee under the Indenture, is a participating bank under Con Edison of New York’s revolving credit agreements, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison of New York in the normal course of business.

Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be discharged upon delivery of all outstanding Indenture Securities for cancellation or if all other Indenture Securities are due and payable within one year or are to be called for redemption within one year upon payment of the principal of, premium, if any, and interest on all the Indenture Securities and all other sums due under the Indenture. In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison of New York, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Sections 12.01 and 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

Reports Furnished Securityholders: Con Edison of New York will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

PLAN OF DISTRIBUTION

Con Edison of New York will offer the debt securities through one or more underwriters. The names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement relating to the offering of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the debt securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such debt securities, although such a firm may participate in the distribution of such debt securities under circumstances entitling it to a dealer’s commission. It is anticipated that any underwriting agreement pertaining to any debt securities will (1) entitle the underwriters to indemnification by Con Edison of New York against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such debt securities if any are purchased. The underwriters may engage in transactions with, or perform services for, Con Edison of New York in the ordinary course of business.

In connection with an offering made hereby, the underwriters may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the debt securities, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of debt securities than they are required to purchase from Con Edison of New York. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the debt securities sold in the offering may be reclaimed by the underwriters if such debt securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The anticipated date of delivery of the debt securities will be as set forth in the prospectus supplement relating to the offering of the debt securities.

LEGAL MATTERS

Unless otherwise set forth in a prospectus supplement, the validity of the debt securities and certain other related legal matters will be passed upon for Con Edison of New York by Peter A. Irwin, Esq., Vice President, Legal Services. Certain legal matters in connection with the debt securities will be passed upon for the underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092. Dewey Ballantine LLP has from time to time performed legal services for affiliates of Con Edison of New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to Con Edison of New York’s Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.